Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 3rd Quarter Net Sales of $30.8 Million and
Net Loss of ($0.07) Per Share
9-Year Low in Seasonal Illness affects sales of Cough and Cold Products
PHOENIX, January 30, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “Better Ways to Get Better®,” today announced financial results for its fiscal 2008 third quarter and nine months ended December 31, 2007. Third quarter revenue declined to approximately $30.8 million compared to $36.2 million for the comparable quarter in the prior year. The Company reported a net loss for the quarter of ($635,000), or ($0.07) per diluted share, compared to a net loss of ($463,000), or ($0.05) per diluted share, for the quarter ended December 31, 2006.
For the nine months ended December 31, 2007, the Company reported net sales of $68.0 million, compared to net sales of $78.6 million for the comparable nine months of the prior year. For the nine months ended December 31, 2007 the Company reported net income of approximately $4.7 million, or $0.47 per diluted share, compared to $4.8 million, or $0.48 per diluted share, for the nine months ended December 31, 2006.
Carl Johnson, President and Chief Executive Officer, said, “Our year-to-date results reflect the extreme weakness in the cold season through December. The incidence of colds and flu in the general population during the quarter ended December 31, 2007, was the lowest since Zicam was introduced in 1999 (SDI FAN- illness tracking data). The low level of illness is reflected in lower consumer consumption of cough and cold products. For the 12 weeks ended December 30, 2007, category retail sales (three-outlet syndicated scanner data) of cough and cold products decreased approximately 5%, compared to the prior year; and, during the same period, Zicam sales decreased 7% compared to the prior year. Compounding the impact of the low level of seasonal colds is the previously discussed shift towards lower inventory levels by some large retailers. In the past, we have seen our unit sales and shipments exceed retail unit consumption (by consumers) during the quarters ending December 31 followed by retail consumption exceeding our unit shipments in the quarters ending March 31. However, this year our factory orders were nearly equal to retail unit consumption for the quarter ended December 31, 2007. This change in factory orders more closely mirroring retail consumption leads us to believe factory orders will follow consumption more closely during our fourth quarter ending March 31, 2008. Consistent with our guidance announced January 15, 2008, and in accordance with these ordering trends and recent cold season illness levels, we anticipate fiscal 2008 net sales will be equal to or up to 5% above the $97.6 million recorded in the twelve months ended March 31, 2007 and net income will be between $9.0 million and $10.0 million, or $0.90 to $1.00 per share, compared to net income of approximately $6.5 million for the twelve months ended March 31, 2007.”
Mr. Johnson continued, “We recently announced our migration to an in-house sales force. We believe our new sales force will help us achieve new product acceptance at retail, increase distribution, and lower overall sales expense in the future. We continue to review new product initiatives and believe this year’s new Zicam Multi-Symptom relief products are performing well. Additionally, we continue to move forward with new product initiatives. I am pleased to report that we have received the initial order for our new Xcid brand antacid from a large national retailer and expect initial shipments to occur by March 31, 2008. Development work has continued on our Zicare oral care product. As discussed previously, we believe this product is better suited as a physician-dispensed item, which will allow dental professionals to educate consumers about the product’s benefits. Launching a new product through dental professionals carries different risks than our retail model. In order to better manage those risks, we expect to test launch Zicare in select markets and gauge consumer response to several marketing programs with a phased rollout thereafter.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “Average gross margin was 64% for the quarter ended December 31, 2007, equivalent to the 64% average gross margin realized in the quarter ended December 31, 2006. Gross margin continued to be affected by product returns associated with certain discontinued cough and flu products. Gross margin was also affected by product display costs during the quarter. Additionally, ongoing sales of our new multi-symptom products have initial gross margins below our cold remedy and allergy sinus products. Last quarter we implemented a 3% gross price increase on our Cold Remedy products, which we believe will help increase our average gross margin in the future. The Company continues to generate strong cash flow and is debt free. During the quarter ended December 31, 2007, we used cash from operations to repurchase 233,194 shares of our common stock pursuant to the Company’s existing stock repurchase program.”
Mr. Hemelt continued, “We are continuing to progress with the product liability litigation. Product liability defense costs decreased to approximately $445,000 (which is net of approximately $165,000 for insurance reimbursements) in the quarter, compared to $1.1 million in the prior year’s quarter. For the nine months ended December 31, 2007, product liability defense costs decreased to $1.7 million (net of $485,000 for insurance reimbursements), compared to $4.8 million for the nine months ended December 31, 2006. General legal expense for the quarter ended December 31, 2007 was approximately $360,000 below the level incurred in the same period of 2006, primarily due to the favorable closure of the FTC inquiry that occurred last year. In addition, for the quarter ended December 31, 2007 we realized a decrease in marketing expense of approximately $2.7 million. Selling expense was reduced approximately $100,000, which was related to the lower level of sales realized during the quarter. Research and development expense increased approximately $330,000 as we continue to develop new product initiatives.”
There will be a teleconference Thursday, January 31, 2008 at 11:00 a.m. EDT to discuss the fiscal third quarter financial results. To access the teleconference, please call (877) 863-5191 (domestic) or (706) 643-6826 (international), access code 32145727. To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the fiscal 2008 third quarter financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 32145727, for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Third Quarter Fiscal 2008 Consolidated Financial Results (Unaudited)

	Three months	Three months	Nine months	Nine months
	ended Dec 31,	ended Dec 31,	ended Dec. 31,	ended Dec. 31,
($000s)	2007	2006	2007	2006
Net Sales	$30,802	$36,227	$67,951	$78,555
Cost of Sales	11,060	13,021	23,472	26,580

Gross Profit	19,742	23,206	44,479	51,975
Operating Expenses	20,043	23,766	34,131	41,254
Research and Development	875	545	3,323	3,558

Income (Loss) from Operations	(1,176)	(1,105)	7,025	7,163
Total Other Income	131	64	523	211

Net Income (Loss) Before Tax	(1,045)	(1,041)	7,548	7,374
Income Tax Expense (Benefit)	(410)	(578)	2,836	2,544

Net Income (Loss)	$(635)	$(463)	$4,712	$4,830

Net Income per Diluted Share	$(0.07)	$(0.05)	$0.47	$0.48
Average Shares Outstanding (mil)	9.7	9.7	10.1	10.0
Selected Balance Sheet Information

	Dec. 31, 2007
($000s)	(Unaudited)	March 31, 2007	Dec. 31, 2006
Cash and Marketable Securities	$13,166	$16,944	$13,948
Accounts Receivable — Trade	$23,280	$8,257	$23,569
Inventory	$17,421	$15,459	$16,785
Total Assets	$80,836	$71,151	$85,107
Current Liabilities	$16,619	$9,556	$25,929
Working Capital	$41,659	$38,705	$36,083
Total Debt	$0	$0	$0
Shareholders’ Equity	$63,002	$60,435	$58,087
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales and net income expectations for the fiscal year ending March 31, 2008; (ii) our belief that seasonal buying patterns have changed; (iii) our belief that our sales force will improve product distribution and lower sales expense; (iv) our expectation of improving our gross margins in the future; (v) our expectations regarding product liability defense costs; and (vi) our expectations regarding new products.. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Transition Report on Form 10-KT filed on May 30, 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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